FOR IMMEDIATE RELEASE	April 24, 2009
Contact: Susan M. Jordan
732-577-9997

CHRISTINE LINDSEY, VICE PRESIDENT OF SALES OF UMH PROPERTIES, INC., AWARDED NATIONAL COMMUNITIES COUNCIL PERSON OF THE

YEAR

FREEHOLD, NJ, April 24, 2009…….UMH Properties, Inc. (NYSE Amex:UMH) is pleased to announce that Christine Lindsey, Vice President of Sales of UMH Properties, Inc., was awarded National Communities Council Person of the Year at the National Manufactured Housing Institute’s 19th Annual National Congress & Expo held in Las Vegas on April 13-16, 2009.

Samuel Landy, President of UMH commented, “We are very proud to see Chris honored and her numerous contributions to the MH sector recognized by MHI. It certainly is a well deserved achievement acknowledging her hard work, care and commitment.”

Christine Lindsey started her career in the manufactured housing industry as a community manager in 1979 with UMH Properties, Inc.  She was promoted to Tennessee Regional Manager in 1990, then to Regional Vice President in 1993, and most recently to Vice President of Sales in 2003.

Christine was honored with the Prestigious Designation of Manufactured Housing Manager – Master January 1st, 2007 by the Land – Lease Community Real Estate Asset Class.

Christine has always been active in the Tennessee Manufactured Housing Association, where she has been on the Board of Directors since 1994.  She has served as State Park Director for three years and was elected to the Executive Board, acting as Secretary in 2000.  She was elected as Vice President in 2008.

On the national level, Christine has served as Chair of the Manufactured Housing Institute National Communities Council and the Manufactured Housing Institute Board of Directors.

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UMH Properties, Inc., publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities. UMH has been in operation since 1968, operating as a public company since 1985.

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